FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*          2.   Date of Event         4.   Issuer Name and Ticker or Trading Symbol
                                                         Re-quiring
Thomas,  Chris                                           Statement                      Elecsys Corporation (ASY)
                                                         (Month/Day/Year)

                                                            12/20/01
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(Last)               (First)           (Middle)     3.   IRS Identification    5.   Relationship of Reporting Person(s) to Issuer   6.   If Amendment, Date of Original
                                                         or Social Security                  (Check all applicable)                      (Month/Day/Year)
                                                         Number of Reporting
15301 W. 109th Street                                    Person (Voluntary)                                                             N/A
                                                                                  -----  Director                   ----  10% Owner
                                                                                    X    Officer (give                    Other (specify
                                                                                  ------                           -----   below)
                                                                                          Title below)

                                                                                                   Engineering

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                     (Street)                                                                                                       7.   Individual or Joint/Group Filing
                                                                                                                                         (Check Applicable Line)
Lenexa                   KS               66215                                                                                      X      Form filed by One Reporting Person
                                                                                                                                    ---------
                                                                                                                                    --------- Form filed by More than One
                                                                                                                                    Reporting Person

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(City)               (State)              (Zip)                                        Table I-- Non Derivative Securities Beneficially Owned
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1.   Title of Security                                                 2.   Amount of Securities       3.   Ownership              4.   Nature of Indirect Beneficial Ownership
     (Instr. 4)                                                             Beneficially Owned              Form:  Direct (D)           (Instr. 5)
                                                                            (Instr. 4)                      or Indirect (I)
                                                                                                            (Instr. 5)
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Common Stock                                                                       26,846                          D                                    N/A
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Reminder:     Report on a separate line for each class of securities beneficially owned directly or indirectly.                                                           (Over)
*    If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                                                            SEC 1473 (7-96)

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FORM 3 (continued)         Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security            2.   Date Exercisable     3.   Title and Amount of Securities      4.               5.   Ownership       6.   Nature of Indirect
     (Instr. 4)                                   and Expiration Date       Underlying Derivative Security           Conver-sion      Form of              Beneficial Ownership
                                                  (Month/Day/               (Instr. 4)                               or               Derivative           (Instr. 5)
                                                   Year)                                                             Exercise         Security:
                                                                                                                     Price of         Direct (D) or
                                                                                                                     Deri-vative      Indirect (I)
                                                                                                                     Security         (Instr. 5)
                                             ------------------------- ----------------------------------------
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                                                Date     Expira-tion         Title              Amount of
                                             Exer-cisable    Date                           Number of Shares
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.                                                                                                         /s/ Chris Thomas               01/04/02
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                     ** Chris Thomas                 Date

Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient,
         See Instruction 6 for procedure.

                                                                                                                        SEC 1473 (7-96)